Exhibit 10.3

August 8, 2014

Thomas R. Kassberg

Re:  Amendment No. 1 to Offer of Employment

Dear Tom,

On behalf of Ultragenyx Pharmaceutical Inc. (the “Company”), I am pleased to present to you this Amendment No. 1 to Offer of Employment (this “Amendment”), which amends the Offer Letter to you dated October 31, 2011 (the “Offer Letter”) as follows:

1.The first paragraph under the heading “Compensation” in the Offer Letter is hereby amended by replacing the reference to “$275,000” with the term “$375,000.”

2.The third paragraph under the heading “Stock Option” in the Offer Letter is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, in the event that the Company (i) consummates a Covered Transaction (as defined in the 2014 Incentive Plan, as may be amended from time to time), (ii) on the date such Covered Transaction is consummated, you are employed by the Company (or its subsidiaries) and (iii) within 12 months after the date such Covered Transaction is consummated, your employment by the Company (or its successor or subsidiaries) is terminated without Cause (as defined below) or you resign such employment due to a Constructive Termination (as defined below), then provided such termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a "Separation from Service"), in addition to the severance benefits set forth below, all of your outstanding equity-based compensation shall vest in full upon such termination.”

3.The first paragraph under the heading “Severance” in the Offer Letter is hereby amended by replacing the reference in (ii) to “six (6) months” with the term “one (1) year.”

4.Three new paragraphs are added following the end of the final paragraph under the heading “Severance” in the Offer Letter as follows:

“Notwithstanding any other provision herein or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Offer Letter or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this paragraph be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the

Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in you receiving an amount greater than the Reduced Amount.

Any reduction pursuant to the preceding paragraph shall be made in a manner consistent with the requirements of Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Any such required determination shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accountants”), which shall provide detailed supporting calculations to the Company and you as reasonably requested by the Company or you. The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination. For purposes of making the calculations and determinations required herein, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and you.  The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required herein.”

5.Except as otherwise expressly amended herein, all terms and provisions of the Offer Letter shall remain in full force and effect.

6.In the event of a conflict between the provisions of this Amendment and the provisions of the Offer Letter, the provisions of this Amendment shall control.

7.This Amendment shall be governed by and construed in accordance with the laws of the State of California.

Warm regards,

/s/ Emil D. Kakkis

Emil D. Kakkis, M.D., Ph.D.

President and Chief Executive Officer

I accept the above Amendment:

Signature:___/s/ Thomas Kassberg______ Print Name:_Thomas Kassberg___________	Dated: August 8, 2014